Exhibit 99.1

Qwest Announces Change to Management Retirement Benefits;

Freezes Management Salaries for 2010

DENVER — Nov. 2, 2009 — Qwest Communications (NYSE: Q) today announced that effective Jan. 1, 2010, the company will no longer provide future pension benefit accruals for active management employees under the Qwest Pension Plan and the Qwest Nonqualified Pension Plan.  Active management employees who participate in the company’s defined benefit pension plan will retain their accrued pension benefit, as earned through Dec. 31, 2009, and are eligible to receive their vested accrued benefit when they leave Qwest.

Additionally, the company announced it will not award a merit increase to management employees in 2010.

“It is important for us to reduce costs, in part through the steps we are taking with the pension and management salaries, yet maintain competitive benefits and compensation for our employees,” said Edward A. Mueller, chairman and CEO of Qwest. “By continuing to match employees’ contributions to our 401(k) plan, provide solid health benefits and not reduce salaries, we believe we are better positioned for future success.”

The company expects the change to the Qwest Pension Plan to result in annual savings of approximately $60 million, and the 2010 salary freeze is expected to save the company about $35 million in 2010. Along with other changes to employee health-plan and life insurance benefits, total savings would amount to approximately $100 million in 2010.

Retirees, former employees and employees covered by collective bargaining agreements with the Communications Workers of America (CWA) and the International Brotherhood of Electrical Workers (IBEW) are not affected by this change.

About Qwest

Customers coast-to-coast turn to Qwest’s industry-leading national fiber-optic network and world-class customer service to meet their communications and entertainment needs. For residential customers, Qwest offers a new generation of fiber-optic Internet service, high-speed Internet solutions, as well as digital home phone, wireless service available through Verizon Wireless and DIRECTV® services.  Qwest is also the choice of 95 percent of Fortune 500 companies, offering a full suite of network, data and voice services for small businesses, large businesses, government agencies and wholesale customers. Additionally, Qwest participates in Networx, the largest communications services contract in the world, and is recognized as a leader in the network services market by a leading technology industry analyst firm.

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Forward-Looking Statement Note

This release may contain projections and other forward-looking statements that involve risks and uncertainties. These statements may differ materially from actual future events or results. Readers are referred to the documents filed by us with the Securities and Exchange Commission, specifically the most recent reports which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements, including but not limited to: access line losses due to increased competition, including from technology substitution of our access lines with wireless and cable alternatives, among others; our substantial indebtedness, and our inability to complete any efforts to further de-lever our balance sheet; adverse results of increased review and scrutiny by media and others (including any internal analyses) of financial reporting issues and practices or otherwise; rapid and significant changes in technology and markets; any adverse developments in commercial disputes or legal proceedings; potential fluctuations in quarterly results; volatility of our stock price; intense competition in the markets in which we compete including the effects of consolidation in our industry; changes in demand for our products and services; acceleration of the deployment of advanced new services, such as broadband data, wireless and video services, which could require substantial expenditure of financial and other resources in excess of contemplated levels; higher than anticipated employee levels, capital expenditures and operating expenses; adverse changes in the regulatory or legislative environment affecting our business; changes in the outcome of future events from the assumed outcome included in our significant accounting policies; our ability to utilize net operating losses in projected amounts; and continued unfavorable general economic conditions, including the current financial crisis.  The information contained in this release is a statement of Qwest’s present intention, belief or expectation and is based upon, among other things, the existing regulatory environment, industry conditions, market conditions and prices, the economy in general and Qwest’s assumptions. Qwest may change its intention, belief or expectation, at any time and without notice, based upon any changes in such factors, in Qwest’s assumptions or otherwise. The cautionary statements contained or referred to in this release should be considered in connection with any subsequent written or oral forward-looking statements that Qwest or persons acting on its behalf may issue. This release may include analysts’ estimates and other information prepared by third parties for which Qwest assumes no responsibility.  Qwest undertakes no obligation to review or confirm analysts’ expectations or estimates or to release publicly any revisions to any forward-looking statements and other statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  By including any information in this release, Qwest does not necessarily acknowledge that disclosure of such information is required by applicable law or that the information is material.

The marks that comprise the Qwest logo are registered trademarks of Qwest Communications International Inc. in the U.S. and certain other countries.

Contact Information

Media Contact:
Diane Reberger
303-992-1662
diane.reberger@qwest.com

Investor Contact:
Kurt Fawkes
303-992-0029
kurt.fawkes@qwest.com